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                                    FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
                         Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Rolling                            Henry
________________________________________________________________________________
   (Last)                           (First)             (Middle)

321 Broadway Blvd.
________________________________________________________________________________
                                    (Street)

   Reno                               Nevada                  89502
______________________________________________________________________________
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Make Your Move, Inc. (MKMV)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

N/A
________________________________________________________________________________
4.   Statement for Month/Year

12-01-2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X] 10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     CEO & President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.           2A.              Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    Transaction  Deemed Execution (Instr. 8)                   (A)             of Month                 Beneficial
Title of Security     Date         Date, if any     ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)   (mm/dd/yy)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 MKMV Common         11-28-2002     12-1-2002          P              2500         A    1.25      6790350        D
------------------------------------------------------------------------------------------------------------------------------------
 MKMV Common         11-29-2002     12-1-2002          P              1000         A    1.05      6791350        D
------------------------------------------------------------------------------------------------------------------------------------
 MKMV Common         11-29-2002     12-1-2002          P              1500         A    1.24      6792850        D
------------------------------------------------------------------------------------------------------------------------------------
 MKMV Common         11-29-2002     12-1-2002          P              1500         A    1.05      6794350        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
No Change from last report
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:



By /s/Henry L. Rolling                                          12-9-02
----------------------------------------------           -----------------------
      Henry L. Rolling                                           Date
    **Signature of Reporting Person


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          **   Intentional   misstatements  or  omissions  of  facts  constitute
               Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


          Note: File three copies of this Form, on of which must be manually signed.If space is insufficient, see Instruction 6 for procedure